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                                                                      EXHIBIT 23

The Board of Directors
YieldUP International Corporation:



We consent to the incorporation by reference in registration statement No.'s 33-29494, 33-33647, 33-33649, 33-39919, 33-39920, 33-42893, 33-77852, 33-77854,
33-60903, 333-19677, 333-19673, 333-01509, and 333-50991 on Form S-8 of FSI
International, Inc. of our report dated February 5, 1999, with respect to the balance sheet of YieldUP International Corporation as of December 31, 1998, and the related statements of operations, redeemable Series A Preferred Stock and stockholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the Form 8-K of FSI International, Inc. dated November 4, 1999.


/s/ KPMG LLP

Mountain View, California
November 3, 1999